Exhibit 10.32
SEPARATION AND RELEASE AGREEMENT
FOR SCOTT KINNEY
INITIALLY DELIVERED ON NOVEMBER 13, 2015

I.	Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include me and anyone who has or obtains any legal rights or claims through me.

B.
Capella means Capella Education Company, any company or organization related to Capella Education Company in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions and Capella University), and any successors of Capella Education Company.

C.
Company means Capella; the present and past officers, directors, committees, and employees of Capella; the present and past employee benefit plans sponsored or maintained by Capella (other than multiemployer plans) and the present and past fiduciaries of such plans; and anyone who acted on behalf of Capella or on instructions from Capella.

D.	Confidentiality Agreement means the Confidentiality, Non-Competition and Inventions Agreement between me and Capella dated April 13, 2012.

E.
Consideration means: (1) an amount equal to my annual base salary as of immediately prior to the Separation Date, payable in substantially equal bi‑weekly payments in accordance with Capella’s regular payroll schedule over the twelve (12)-month period immediately following the Separation Date (provided that any installments that otherwise would be payable on Capella’s regular payroll dates between the Separation Date and the expiration of the 15-day rescission period identified in this Release will be delayed until Capella’s first regular payroll date after the expiration of the 15-day rescission period and will be included with the installment payable on such payroll date); (2) Capella paying for up to twelve (12) months of outplacement assistance, which will be paid directly to the outplacement agency and must be used and fully paid by the end of 2017; (3) if I am eligible for and take all steps necessary to continue my group health, dental and basic life insurance plans with Capella following the Separation Date (including completing and returning forms necessary to elect COBRA coverage and paying my portion of the cost of continued coverage), Capella will pay directly to the applicable health, dental and/or basic life insurance provider the portion of the premium costs for such coverage that Capella would pay if I remained employed, at the same level of coverage in effect as of the Separation

Date, through the earliest of: (a) the twelve (12)-month anniversary of the Separation Date, (b) the date I become eligible for group health, dental or life insurance coverage from any other employer, or (c) the date I am no longer eligible to continue my group health, dental or life insurance coverage with Capella under applicable law; (4) a prorated portion of the currently in-force Long Term Performance Cash Plan Awards (Performance Periods ending December 31 of 2015, 2016, and 2017), based upon the final actual results for the Long-Term Performance Cash Plan (the “LTPCP”), calculated based on the number of months during each applicable Performance Period (as defined in the LTPCP) I was employed by Capella divided by 36, payable to me at the same time as payments are made to other participants with respect to each applicable Performance Period but in no event later than December 31 of 2016, 2017, and 2018, respectively; and (5) a prorated portion of my 2015 Management Incentive Plan (“MIP”) Award, calculated based on final actual results and the number of days during 2015 I was employed by Capella in a MIP-eligible position divided by 365, payable to me in 2016 at the same time as payments are made to other participants but in no event later than December 31, 2016.

F.	Release means this Separation and Release Agreement.

G.	Separation Date means December 10, 2015, the mutually agreed upon date on which my employment with Capella ended.

H.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with Capella or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, failure to accommodate, or other alleged unlawful practices arising under the laws of the United States or any country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the ADA Amendments Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Minnesota Human Rights Act,

Minnesota Statutes Chapter 181, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Minneapolis Civil Rights Ordinance, and workers’ compensation non-interference or non-retaliation state statutes (such as Minn. Stat. § 176.82);

4.
all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.
all claims for compensation of any kind, including without limitation, bonuses, payments or benefits under Capella’s Senior Executive Severance Plan, MIP awards, stock, stock options, LTPCP awards, other equity-based compensation, tuition waiver, paid time off, relocation expenses, and unsubmitted expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims arising under any employment agreement or offer letter; and

8.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

9.	all claims for attorneys’ fees, costs, and interest.
However, My Claims do not include rights I have under Capella’s Equity Incentive Plan to exercise any vested options I have been awarded under Capella’s Equity Incentive Plan, any interest I have in my 401K plan benefits, claims the law does not allow to be waived, any claims for indemnification under the Company’s bylaws or policies or under applicable state law, any claims that may arise after the date on which I sign this Release, or any claims for breach of this Release.

II.
Agreement to Release My Claims/Agreement to Pay Consideration. I acknowledge that my Separation Date was December 10, 2015. I will be paid my regular salary and benefits and accrued, unused PTO due to me in accordance with Capella policies through that date.

If I sign and do not rescind this Release as provided below, and otherwise comply with my obligations under this Release, then I will receive the Consideration. I understand and acknowledge that the Consideration I will receive under this Release is in addition to anything of value that I would be entitled to receive from Capella if I did not sign this Release or if I rescind this Release. In exchange for that Consideration and to the fullest extent permitted by law, I give up and release all of My Claims, including any and all claims and any and all rights to individual relief. The Consideration that I am receiving is a fair compromise for the release of My Claims.

III.
No Unlawful Restriction. I understand and agree that nothing in this Release is intended to or will: (a) impose any condition, penalty, or other limitation on my rights to challenge this Release; (b) constitute an unlawful release of my rights; or (c) prevent or interfere with my ability or right to provide truthful testimony if under subpoena to do so, to file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other governmental agency, or to respond as otherwise required by law.

IV.
Non-Admission. Even though Capella will provide Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims and that it engaged in any unlawful or improper conduct. This Release will not be construed to be an admission of liability by the Company.

V.	Interpretation of this Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.

VI.
Confidentiality and Inventions. I acknowledge that, for valid consideration, I executed the Confidentiality Agreement. I further acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect and I shall continue to be bound by its terms. I acknowledge and affirm that I am now in compliance and will continue to refrain from using or disclosing Capella Confidential Information (as defined in the Confidentiality Agreement) and will continue to comply with each of the restrictive covenants and all of the terms in the Confidentiality Agreement.

VII.
Non-Disparagement. To the fullest extent permitted by law, I agree that I will not make any false, disparaging or derogatory statements to anyone, including any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of Capella, regarding Capella or any of its directors, officers, employees, agents, affiliates, consultants or representatives or about Capella’s business affairs, capabilities or any other aspect of Capella’s business, and I will not engage in any conduct which is intended to harm professionally or personally the reputation of Capella (including its officers, directors and employees). Capella Education Company agrees to direct its Board of Directors and Executive Officers not to make any false, disparaging or derogatory statements to anyone, including any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of Capella, regarding me or knowingly permit any such statements to be made, or engage in conduct which is intended to harm me professionally or personally. Nothing in this Section will prohibit either party from making truthful statements as required by applicable law or legal process or to government agencies in any duly authorized review or investigation, or from making truthful statements to those who need to know the information to properly conduct the business of the Company, or who have a right to know in connection with the business of the Company, or as necessary to enforce the terms of this Agreement.

VIII.
Return of Company Property. Within three days of the Separation Date, I will return to Capella all of the Company’s records, correspondence, documents (including all electronic records and documents) and copies and all property and equipment of the Company (including all confidential or business information, in whatever form) in my possession. I understand that my return of Capella property is a condition to my receiving any of the Consideration under this Release. I understand that I may keep my own documents pertaining to my compensation and my benefits.

IX.
Other Agreements. I agree to comply with all ongoing obligations that I have under any and all other agreements I signed in conjunction with my employment with the Company. This includes any terms in prior agreements concerning nondisclosure of confidential information or trade secrets, nonsolicitation of employees or customers, and noncompetition with Capella. In addition to confidentiality obligations arising from the Code of Business Conduct and other written company policies I have acknowledged receiving and reviewing, I understand, and Capella agrees, that the agreements containing my ongoing obligations related to confidentiality, nonsolicitation and noncompetition are the Confidentiality Agreement, and the Non-Statutory Stock Option Award Agreements and Restricted Stock Unit Award Agreements I signed in multiple years.  I understand that my obligations under any such agreements arose when I signed them and continue, in accordance with their terms, after my employment with Capella ends. Similarly, this Release does not supersede any post-termination rights I may have under Capella’s Equity Incentive Plan,, any Stock Option Agreement or Restricted Stock Unit Award Agreement issued under Capella’s Equity Incentive Plan, or any 401K Plan sponsored by Capella.

X.
Cooperation. In exchange for the Consideration being paid to me under this Release, to the fullest extent permitted by law, I agree to cooperate with the Company’s reasonable requests, both during and after the twelve (12) month period immediately after the Separation

Date, subject to my own availability, in: (a) providing information; (b) resolving questions; or (c) transitioning any responsibilities of information, pertaining to any matters which arose during my employment by Capella about which I have or may have knowledge of the underlying facts or for which I had responsibility during my employment with Capella. I agree to be available to be interviewed, review documents or materials, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation with respect to matters about which I may have knowledge. In performing this obligation to testify or provide information, I shall truthfully and completely provide requested information to the extent I am able to do so.

XI.
Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release, and I have had the opportunity to do so. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

XII.
Period to Consider the Release. I understand that I have 21 days from the Separation Date and not counting the Separation Date, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. Capella will not accept this Release if I sign or date it before the Separation Date.

XIII.
My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day on which I sign it (the “Rescission Period”). This Release will not become effective or enforceable unless and until the 15-day Rescission Period has expired without my rescinding it.

XIV.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must sign and date it and then deliver the Release to Capella by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Capella by hand or by mail within the 15-day Rescission Period. All deliveries must be made to Capella at the following address:

Peter Ramstad
Senior Vice President/Chief HR Officer, Human Resources
Capella Education Company
9th Floor
225 South Sixth Street

Minneapolis, MN 55402
If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:
(1)    postmarked within the time period stated above; and
(2)    properly addressed as stated above.

XV.
My Representations. I understand the terms of this Release and am voluntarily entering into it. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I am not currently involved in any personal bankruptcy or other insolvency proceedings that would impact my right to receive any pay or benefits in exchange for signing this Release. No child support orders, garnishment orders, or other orders or proceedings requiring that money owed to me by Capella be paid to any other person are now in effect.

XVI.
Remedies for Breach. I hereby acknowledge and agree that any breach by me of the provisions of this Release may cause Capella irreparable harm for which there is no adequate remedy at law. Therefore, in addition to any other remedies available, I agree that Capella would be entitled to injunctive or other equitable relief to require specific performance or to prevent a breach of the provisions of this Release. Any delay by Capella in asserting a right under this Release or any failure by Capella to assert a right under this Release will not constitute a waiver by Capella of any right hereunder, and Capella may subsequently assert any or all of its rights under this Release as if the delay or failure to assert rights had not occurred

XVII.
Binding Agreement; Total Agreement. This is a legally binding agreement, and I intend to be legally bound. I agree that this Release is legally binding on me and my heirs, representatives, executors, and assigns, and on Capella, its successors, and assigns. This Release and any agreement specifically referenced in this Release, including without limitation the Confidentiality Agreement, constitute the total agreement that I have with Capella. No provision of this Release may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by an authorized representative of Capella and me.

XVIII.
Governing Law, Venue, and Jurisdiction. This Release shall be governed by, and construed and enforced in accordance with Minnesota law, except to the extent it is pre-empted by federal law. I agree that any dispute relating to this Release shall be subject to the jurisdiction of the state and federal courts located within the State of Minnesota, Hennepin County, and that venue there is proper.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated: ______12-17-2015______
Signature

_____Scott Kinney
Scott Kinney

Dated: ______12-10-2015 ______
Capella Education Company

___Pete M Ramstad
Pete Ramstad as SVP - HR